Exhibit 99.1

Vince Holding Corp. Reports Third Quarter 2016 Results

NEW YORK, New York – December 8, 2016 – Vince Holding Corp. (NYSE: VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the third quarter of fiscal 2016 ended October 29, 2016.

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibits 3 and 4 to this press release for a reconciliation of GAAP results to such adjusted results.

For the third quarter ended October 29, 2016:

•

Net sales decreased 6.0% to $76.0 million from $80.9 million in the third quarter of fiscal 2015.  Wholesale segment net sales decreased 9.4% to $51.2 million primarily driven by a planned reduction in off-price orders.  Direct-to-consumer segment net sales increased 1.6% to $24.8 million compared to the third quarter of fiscal 2015. Comparable sales decreased 11.7%, including e-commerce sales, as a result of a decline in the average order value as well as the decline in the number of transactions, due to lower traffic and a reduction in promotional activity.

•

Gross profit was $38.0 million, or 50.0% of net sales. This compares to gross profit of $40.0 million, or 49.5% of net sales, in the third quarter of fiscal 2015, which included a $2.0 million benefit from the recovery on inventory write-downs taken in the second quarter of 2015. Excluding this benefit, gross profit was $38.0 million, or 47.0% of net sales, in the third quarter of 2015. The increase in the gross profit rate for the third quarter of 2016 reflected fewer allowances and discounts, as well as a favorable channel mix shift, partially offset by unfavorable year-over-year adjustments to inventory reserves.

•

Selling, general, and administrative expenses were $31.9 million, or 42.0% of sales. This compares to $27.7 million, or 34.2% of sales, in the third quarter of fiscal 2015, which included $0.2 million of net management transition costs. Excluding these costs, selling, general and administrative costs were $27.5 million or 34.0% of net sales in the third quarter of fiscal 2015. The increase in SG&A in the third quarter of 2016 was largely driven by strategic investments, costs associated with the consulting arrangement with the Company’s co-founders and an increase in rent and occupancy costs associated with eight new store openings since the third quarter of fiscal 2015.

•

Operating income was $6.1 million, compared to operating income of $12.3 million for the third quarter of fiscal 2015.  Excluding the benefit from the recovery on the inventory write-down and net management transition costs, operating income for the third quarter of fiscal 2015 was $10.5 million.

•

Net income was $3.4 million, or $0.07 per diluted share, compared to net income of $5.9 million, or $0.16 per diluted share, for the third quarter of fiscal 2015. Excluding the benefit from the recovery on the inventory write-down and net management transition costs, net income for the third quarter of fiscal 2015 was $4.8 million, or $0.13 per diluted share.

•	The Company opened two new stores, ending the third quarter with 54 company-operated stores.

Brendan Hoffman, Chief Executive Officer, commented, “We were pleased with the initial favorable response to our fall collection which was developed under the leadership of our returning founders. The feedback from our wholesale partners was also highly encouraging, and even more importantly, Rea and the team are energized by how much we’ve learned from this delivery and are excited to move forward.  Our third quarter sales results are reflective of continued challenges in the retail industry, in addition to the impact of warm weather, although we managed to meaningfully expand our gross margin rate as we focused on full-price selling.  Despite the continuation of macro headwinds, we remain confident in our belief that we are taking the brand in the right direction with a fashion assortment that combines urban utility and modern effortless style.  Looking ahead, while we are reducing our guidance, we continue to see significant long term growth opportunity as we gain market share within the wholesale channel and expand our direct to consumer presence both in our retail stores and online.”

Balance Sheet

The Company ended the third quarter with $20.7 million in cash and cash equivalents and $52.8 million of borrowings under its debt agreements.

Inventory at the end of the third quarter of fiscal 2016 was $34.4 million compared to $43.9 million at the end of the third quarter of fiscal 2015. The year-over-year inventory decline was primarily due to better inventory management.

Capital expenditures for the third quarter of fiscal 2016 totaled $3.4 million, primarily attributable to IT migration costs.

2016 Outlook

For fiscal 2016:

•

Total net sales are now expected to be between $280 million and $290 million, including revenues from six new retail stores and a comparable sales decline inclusive of ecommerce sales in the mid-teens;

•	Gross margin is expected to be between 45.9% and 46.6%.
•	SG&A is now expected to be between $128 million and $130 million;
•	Interest expense is now expected to be between $3.6 million and $3.8 million;
•

We now expect earnings per share to be between $0.00 and a loss of $0.07.  Note that the EPS guidance continues to reflect a diluted share count of approximately 46.6 million, which includes the impact of 11.8 million shares issued in connection with the rights offering; and

•	Capital expenditures are now expected to be approximately $16.5 million due to an increase in the Company’s IT migration investment.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to the third quarter and thirty nine week period of fiscal 2015, adjusted cost of products sold, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted income before taxes, adjusted income taxes, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, in order to eliminate the effect on operating results of the inventory write-down for excess and aged product and management transition costs.  The Company believes that the presentation of adjusted results facilitates an understanding of the Company's continuing operations without the non-recurring impact associated with the inventory write-down and management transition costs.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibits 3 and 4 to this press release.

2016 Third Quarter Earnings Conference Call

A conference call to discuss the third quarter results will be held today, December 8, 2016, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Chief Financial Officer, David Stefko. During the conference call, the Company may answer questions concerning business and financial developments, trends and other business or financial matters. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 201-0168, conference ID 24111254. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a global luxury brand best known for utilizing luxe fabrications and innovative techniques to create a product assortment that combines urban utility and modern effortless style. From its edited core collection of ultra-soft cashmere knits and cotton tees, Vince has evolved into a global lifestyle brand and destination for both women’s and men’s apparel and accessories. As of October 29, 2016, Vince products were sold in prestige distribution worldwide, including approximately 2,400 distribution locations across approximately 40 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operated 40 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. Please visit www.vince.com for more information.

This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “2016 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs (including our obligations under the tax receivable agreement); our ability to successfully complete the migration of our systems and processes from Kellwood Company and to successfully implement the new systems, processes and functions following the migration; our ability to ensure the proper operation of the distribution facility by a third party logistics provider recently transitioned from Kellwood; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth plans, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; the impact of recent turnover in the senior management team; the fact that a number of members of the management team have less than one year of tenure with the Company, and the current senior management team has not had a long period of time working together; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading "Item 1A—Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations Contact:

Jean Fontana

ICR, Inc.

Jean.fontana@icrinc.com

646-277-1200

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data )

	Three Months Ended		Nine Months Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Net sales	$75,973	$80,859	$204,320	$220,694
Cost of products sold	38,015	40,854	110,717	129,159
Gross profit	37,958	40,005	93,603	91,535
as a % of net sales	50.0%	49.5%	45.8%	41.5%
Selling, general and administrative expenses	31,895	27,662	95,343	80,633
as a % of net sales	42.0%	34.2%	46.7%	36.6%
Income (loss) from operations	6,063	12,343	(1,740)	10,902
as a % of net sales	8.0%	15.3%	(0.9)%	4.9%
Interest expense, net	1,023	1,428	2,909	4,367
Other expense, net	191	899	379	1,390
Income (loss) before income taxes	4,849	10,016	(5,028)	5,145
Provision (benefit) for income taxes	1,469	4,123	(4,517)	1,824
Net income (loss)	$3,380	$5,893	(511)	3,321
Earnings (loss) per share:
Basic earnings (loss) per share	$0.07	$0.16	$(0.01)	$0.09
Diluted earnings (loss) per share	$0.07	$0.16	$(0.01)	$0.09
Weighted average shares outstanding:
Basic	49,287,448	36,775,443	45,419,661	36,767,770
Diluted	49,479,905	36,816,972	45,419,661	37,633,633

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	October 29,	January 30,	October 31,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$20,705	$6,230	$124
Trade receivables, net	16,613	9,400	18,868
Inventories, net	34,420	36,576	43,895
Prepaid expenses and other current assets	8,736	8,027	10,252
Total current assets	80,474	60,233	73,139
Property, plant and equipment, net	46,097	37,769	36,302
Intangible assets, net	108,597	109,046	109,196
Goodwill	63,746	63,746	63,746
Deferred income taxes and other assets	97,429	92,774	93,122
Total assets	$396,343	$363,568	$375,505

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,790	$28,719	$30,154
Accrued salaries and employee benefits	2,738	5,755	1,972
Other accrued expenses	13,226	37,174	29,469
Total current liabilities	39,754	71,648	61,595
Long-term debt	50,736	57,615	75,219
Deferred rent	16,795	14,965	14,517
Other liabilities	140,843	140,838	148,003
Stockholders' equity	148,215	78,502	76,171
Total liabilities and stockholders' equity	$396,343	$363,568	$375,505

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Reconciliation of net income on a GAAP basis to “Adjusted net income”
(Unaudited, amounts in thousands except percentages, share and per share data)

	For the three months ended October 31, 2015
	As Reported	Adjustments		As Adjusted

Net sales	$80,859			$80,859
Cost of products sold	40,854	$1,986	(a)	42,840
Gross profit	40,005	(1,986)		38,019
as a % of sales	49.5%			47.0%
Selling, general and administrative expenses	27,662	(164)	(b)	27,498
as a % of sales	34.2%			34.0%
Income from operations	12,343	(1,822)		10,521
as a % of sales	15.3%			13.0%
Interest expense, net	1,428			1,428
Other expense, net	899			899
Income before income taxes	10,016	(1,822)		8,194
Provision for Income taxes	4,123	(747)	(c)	3,376
Net Income	$5,893	$(1,075)		$4,818

Earnings per share:
Basic earnings per share	$0.16	$(0.03)		$0.13
Diluted earnings per share	$0.16	$(0.03)		$0.13

Weighted average shares outstanding:
Basic shares	36,775,443			36,775,443
Diluted shares	36,816,972			36,816,972

(a) To adjust cost of products sold to remove the favorable impact of the recovery on inventory write downs taken in the second quarter of approximately $2.0 million.

(b) To adjust selling, general and administrative expenses to remove executive search costs of $0.6 million, partially offset by the favorable impact of $(0.5) million related to executive stock option forfeitures.

(c) Adjusted amount represents adjusted pretax income multiplied by a normalized tax rate of 41%. The normalized tax rate was derived by reference to statutory tax rates in the jurisdictions in which the Company operates, without giving effect to the Company’s valuation allowance or potential use of its net operating loss carryforwards.

Vince Holding Corp. and Subsidiaries	Exhibit (4)
Reconciliation of net income on a GAAP basis to “Adjusted net income”
(Unaudited, amounts in thousands except percentages, share and per share data)

	For the nine months ended October 31, 2015
	As Reported	Adjustments		As Adjusted

Net sales	$220,694			$220,694
Cost of products sold	129,159	$(12,461)	(a)	116,698
Gross profit	91,535	12,461		103,996
as a % of sales	41.5%			47.1%
Selling, general and administrative expenses	80,633	(3,025)	(b)	77,608
as a % of sales	36.6%			35.2%
Income from operations	10,902	15,486		26,388
as a % of sales	4.9%			12.0%
Interest expense, net	4,367			4,367
Other expense, net	1,390			1,390
Income before income taxes	5,145	15,486		20,631
Provision for Income taxes	1,824	6,349	(c)	8,173
Net Income	$3,321	$9,137		$12,458

Earnings per share:
Basic earnings per share	$0.09	$0.25		$0.34
Diluted earnings per share	$0.09	$0.24		$0.33

Weighted average shares outstanding:
Basic shares	36,767,770			36,767,770
Diluted shares	37,633,633			37,633,633

(a) To adjust cost of products sold to remove the net impact of inventory write downs of approximately $12.5 million primarily related to excess out of season and current inventory.

(b) To adjust selling, general and administrative expenses to remove executive severance costs of $3.7 million and executive search costs of $0.6 million partially offset by the favorable impact of $(1.3) million related to executive stock option forfeitures.

(c) Adjusted amount represents adjusted pretax income multiplied by a normalized tax rate of 41%. The normalized tax rate was derived by reference to statutory tax rates in the jurisdictions in which the Company operates, without giving effect to the Company’s valuation allowance or potential use of its net operating loss carryforwards.